                                                              Exhibit (a)(1)(A)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                                Proxicom, Inc.
                                      at
                              $7.50 Net Per Share
                                      by
                           Putter Acquisition Corp.
                      an indirect wholly-owned subsidiary
                                      of
                          Dimension Data Holdings plc

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
      YORK CITY TIME, ON THURSDAY, JUNE 14, 2001, UNLESS THE OFFER IS
                                 EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 11, 2001 (THE "MERGER AGREEMENT"), AMONG DIMENSION DATA HOLDINGS PLC ("DIMENSION DATA"), PROXICOM, INC. ("PROXICOM") AND PUTTER ACQUISITION CORP. ("PURCHASER"), AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF DIMENSION DATA. THE BOARD OF DIRECTORS OF PROXICOM HAS DETERMINED THAT THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, PROXICOM'S STOCKHOLDERS ("STOCKHOLDERS"), HAS APPROVED THE OFFER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT PROXICOM'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF PROXICOM WHICH (TOGETHER WITH ANY SHARES OF PROXICOM THEN OWNED BY DIMENSION DATA AND ITS AFFILIATES) CONSTITUTES AT LEAST A MAJORITY OF PROXICOM'S THEN ISSUED AND OUTSTANDING SHARES OF COMMON STOCK ON A FULLY-DILUTED BASIS. DIMENSION DATA AND PURCHASER DO NOT CURRENTLY OWN ANY SHARES OF PROXICOM. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE.

                                ---------------

                                   IMPORTANT

  Any Stockholder desiring to tender all or any portion of his or her Shares should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary or tender such tendered Shares pursuant to the procedures for book-entry transfer described in Section 2 hereof or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

  A Stockholder who desires to tender his or her Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the other procedures on a timely basis may tender such Shares by following the procedures for guaranteed delivery described in Section 2 "Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or Merrill Lynch & Co. and Deutsche Banc Alex. Brown Inc. (the "Dealer Managers") at their respective addresses and telephone numbers indicated on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                    The Dealer Managers for the Offer are:

Merrill Lynch & Co.                                   Deutsche Banc Alex. Brown

May 17, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 SUMMARY TERM SHEET.......................................................  ii

 Introduction.............................................................   1

 The Tender Offer.........................................................   2
     1. Terms of the Offer; Expiration Date..............................    2
     2. Procedures for Accepting the Offer and Tendering Shares..........    4
     3. Withdrawal Rights................................................    7
     4. Acceptance for Payment and Payment...............................    8
     5. Certain U.S. Federal Income Tax Consequences.....................    9
     6. Price Range of the Shares; Dividends.............................   10
     7. Effect of the Offer on the Market for the Shares; Nasdaq
        Quotation; Exchange Act Registration; Margin Regulations.........   10
     8. Certain Information Concerning Proxicom..........................   11
     9. Certain Information Concerning Purchaser and Dimension Data......   12
    10. Background of the Offer; Contacts with Proxicom..................   13
    11. Purpose of the Offer and the Merger; Plans for Proxicom; The
        Merger Agreement; Support Agreements; Fernandez Retention
        Agreement; Employment Agreements; Confidentiality Agreement......   17
    12. Source and Amount of Funds.......................................   25
    13. Dividends and Distributions......................................   25
    14. Certain Conditions of the Offer..................................   25
    15. Certain Legal Matters; Required Regulatory Approvals.............   26
    16. Certain Fees and Expenses........................................   29
    17. Miscellaneous....................................................   29

 SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND
              DIMENSION DATA..............................................  31

                               SUMMARY TERM SHEET

  This summary term sheet is a brief summary of the material provisions of Putter Acquisition Corp.'s Offer (as defined in "Introduction" of this Offer to Purchase), and is designed to help you understand the Offer. This summary term sheet is not intended to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to read carefully the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding your Shares (as defined below).

Who is offering to purchase my shares of common stock in Proxicom, Inc.?

  Putter Acquisition Corp. ("Purchaser"), a Delaware corporation formed solely to make the Offer, is offering to purchase all the Shares in Proxicom, Inc. ("Proxicom"). Purchaser is an indirect wholly-owned subsidiary of Dimension Data Holdings plc ("Dimension Data"), a public limited company incorporated in England and Wales listed on the London Stock Exchange plc and the JSE Securities Exchange South Africa. See "Introduction" and Section 9 "Certain Information Concerning Purchaser and Dimension Data" of this Offer to Purchase.

What are the class and amount of stock that Purchaser is seeking to purchase?

  Purchaser is seeking to purchase all of the outstanding shares of common stock of Proxicom (the "Shares"). See "Introduction."

How much is Purchaser offering to pay, what is the form of payment and do I have to pay any brokerage or similar fees to tender?

  Purchaser is offering to purchase all of the Shares at a price of $7.50 per Share (the "Share Price"), net to you, in cash, without interest. If you are the record owner of your Shares and you tender your Shares to Purchaser, you will not have to pay broker fees or similar expenses. If you own your Shares through a broker or other nominee and your broker or nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See "Introduction" and Section 1 "Terms of the Offer; Expiration Date" of this Offer to Purchase.

What does the board of directors of Proxicom think of this Offer?

  The board of directors of Proxicom (the "Proxicom Board") has determined that the Offer and the Merger described in this Offer to Purchase are advisable and fair to, and in the best interests of, Proxicom's stockholders ("Stockholders") and has approved the Offer and the Merger Agreement.

  The Proxicom Board further recommends that Stockholders accept the Offer and tender their Shares. See "Introduction" of this Offer to Purchase.

Have any Stockholders already agreed to tender their Shares?

  In conjunction with entering into the Merger Agreement, Dimension Data has entered into agreements with certain Stockholders, in which these persons have agreed, among other things, to tender their Shares in the Offer and vote their Shares in favor of the Merger and the Merger Agreement. The Stockholders who have agreed to tender and vote their Shares in such a manner are Raul J. Fernandez, Chairman of the Board and Chief Executive Officer of Proxicom, and certain private equity funds sponsored by General Atlantic Partners. Collectively these persons hold approximately 28.6% of the outstanding Shares as of May 14, 2001.

How long do I have to decide whether to tender in the Offer?

  You have until 12:00 midnight, New York City time, on Thursday, June 14, 2001. See Section 1 "Terms of the Offer; Expiration Date" of this Offer to Purchase.

Can the Offer be extended and, if so, under what circumstances?

  Yes. Purchaser will extend the Offer at any time, and from time to time, beyond the initial scheduled Expiration Date or any subsequent extended expiration of the Offer if, at the scheduled expiration of the Offer, any of the conditions to the Offer described in Section 14 hereto are not satisfied or waived, provided that Purchaser will not be required to extend the Offer beyond August 1, 2001. Purchaser may also extend the Offer for any period as required by the Securities and Exchange Commission (the "Commission") or by applicable law. In addition, Purchaser may (and if at least 80%, but less than 90%, of the Shares have been tendered when Purchaser first purchases Shares under the Offer, Purchaser will) provide for one or more subsequent offering periods (a "Subsequent Offering Period") of up to 20 business days in the aggregate. See
Section 1 of this Offer to Purchase.

How will I be notified if the Offer is extended?

  If the Offer is extended, Dimension Data will issue a press release announcing the extension on the first business morning following the date the Offer was scheduled to expire. See Section 1 of this Offer to Purchase.

What are the most important conditions to the Offer?

  The most important conditions to the Offer are the following:

  . That Stockholders validly tender and do not properly withdraw before the expiration of the Offer enough Shares to represent (together with any Shares then owned by Dimension Data and its affiliates) at least a majority of the Shares then outstanding, determined on a fully-diluted basis.

  . The expiration or termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and compliance with the applicable anticompetition regulations under German law.

  A fuller discussion of the conditions to consummation of the Offer may be found in Section 14 "Certain Conditions of the Offer" of this Offer to Purchase.

How do I accept the Offer and tender my Shares?

  To tender your Shares, you must complete the enclosed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) and deliver it, along with your share certificates, to the Depositary prior to the expiration of the Offer. If you cannot deliver all necessary documents to the Depositary in time, you may, with the assistance of an Eligible Institution, deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. If your Shares are held in "Street" name (i.e., through a broker, dealer or other nominee), your nominee will tender your Shares on your behalf upon your instruction. See Section 2 of this Offer to Purchase.

If I accept the Offer, when will I get paid?

  Provided the conditions to the Offer are satisfied and Purchaser consummates the Offer and accepts your Shares for payment, you will receive a check for an amount equal to the number of Shares you tendered multiplied by the Share Price. Purchaser expects that such checks will be mailed out promptly following Purchaser's acceptance of Shares in the Offer. See Section 4 "Acceptance for Payment and Payment" of this Offer to Purchase.

Does Purchaser have the financial resources to make the payment?

  Dimension Data will provide Purchaser with sufficient funds (from cash on hand) to purchase all Shares tendered in the Offer. The Offer is not conditioned on any financing arrangements. See Section 11 "Purpose of the Offer and the Merger; Plans for Proxicom; The Merger Agreement; Support Agreements; Fernandez Retention Agreement; Employment Agreements; Confidentiality Agreement" of this Offer to Purchase.

Is Purchaser's or Dimension Data's financial condition relevant to my decision to tender my Shares?

  Purchaser does not believe its or Dimension Data's financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

  .  the Offer is being made for all outstanding Shares solely for cash,

  .  the Offer is not subject to any financing condition, and

  . if Purchaser consummates the Offer, it will acquire all remaining Shares in the Merger for the same Share Price as in the Offer.

Until what time and how can I withdraw my previously tendered Shares?

  You may withdraw a portion or all of your tendered Shares by delivering written or facsimile notice to the Depositary prior to the expiration of the Offer. Further, if Purchaser has not agreed to accept your Shares for payment on or before July 15, 2001, you can withdraw your Shares at any time after that date until Purchaser does accept them for payment. Once Purchaser accepts Shares for payment, they cannot be withdrawn. You may not withdraw Shares during any Subsequent Offering Period. See Section 3 "Withdrawal Rights" of this Offer to Purchase.

Why is Purchaser making this Offer?

  Purchaser is making this Offer as a first step in Dimension Data acquiring the entire equity interest in Proxicom. See "Introduction" and Section 11 of this Offer to Purchase.

What will happen to Proxicom?

  If the Offer is consummated, under the Merger Agreement, provided certain conditions are met, Purchaser will be merged with and into Proxicom, with Proxicom surviving as an indirect wholly-owned subsidiary of Dimension Data. Further, following the consummation of the Offer, the Merger Agreement requires Proxicom to take certain actions so that representatives of Dimension Data will constitute at least a majority of the members of the Proxicom Board. See
Section 11 of this Offer to Purchase.

Will the tender Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

  If the Offer is consummated, provided certain conditions are met, Purchaser will cause the Merger to take place with the approval of Stockholders by voting the Shares that it acquires in the Offer (which will represent at least a majority of the outstanding Shares on a fully-diluted basis) in favor of the Merger. If at least 90% of the Shares are tendered in the Offer, Purchaser will cause the Merger to take place without action by any other Stockholder. See "Introduction" and Section 11 of this Offer to Purchase.

If I do not tender but the Offer is successful, what will happen to my Shares?

  Even if you do not tender your Shares, if the Offer is consummated and Purchaser merges with Proxicom, all remaining Stockholders at the time of the Merger, other than those that properly assert appraisal rights, will receive the Share Price, in cash, without interest after submission to the Depositary of their Shares.

Even if Purchaser does not merge with Proxicom, the number of Stockholders may be so few that the Shares will no longer be traded on Nasdaq or any other national exchange. Also, Proxicom may cease to comply with the Commission's rules governing publicly-held companies. See Section 7 "Effect of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations" and Section 11 of this Offer to Purchase.

What are the U.S. federal income tax consequences of the transaction?

  The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger, or in a Subsequent Offering Period (if one is included), is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the Offer and the Merger to you. See Section 5 "Certain U.S. Federal Income Tax Consequences" of this Offer to Purchase.

Are appraisal rights available in the Offer?

  No, appraisal rights are not available in the Offer. However, if you so choose, you are entitled to exercise appraisal rights in the Merger so long as you do not tender your Shares in the Offer or vote your Shares in favor of the Merger and so long as you take all other steps required to perfect your rights. See Section 11 of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

  On April 26, 2001, the last full trading day before Proxcom announced the execution of a merger agreement with Compaq, the last reported sales price for the Shares as reported by Nasdaq was $4.33 per Share. On May 11, 2001, the last trading day before the public announcement of the execution of the Merger Agreement, the Shares closed on the Nasdaq at $7.31 per share. On May 16, 2001, the last trading day before the commencement of the Offer, the Shares closed on the Nasdaq at $7.39 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See Section 6 "Price Range of the Shares; Dividends" of this Offer to Purchase.

Whom can I call with questions?

  You can call either the Information Agent, MacKenzie Partners, Inc. at (800) 322-2885, or the Dealer Managers, Merrill Lynch & Co. at (212) 236-3790, or Deutsche Banc Alex. Brown Inc. at (877) 305-4919, with any questions you may have.

To: All Holders of Shares of Common Stock of Proxicom, Inc.

                                 INTRODUCTION

  Putter Acquisition Corp., a Delaware corporation ("Purchaser") and an indirect wholly-owned subsidiary of Dimension Data Holdings plc, a public limited company incorporated in England and Wales ("Dimension Data"), hereby offers to purchase all shares of common stock, par value $0.01 per share (the "Shares"), of Proxicom, Inc., a Delaware corporation ("Proxicom"), at a price of $7.50 per Share (the "Share Price"), net to the seller in cash and without interest thereon, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal (which, with any amendments or supplements hereto or thereto from time to time, collectively constitute the "Offer").

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 11, 2001 (the "Merger Agreement"), among Dimension Data, Proxicom and Purchaser. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Proxicom (the "Merger"), with the surviving corporation becoming an indirect wholly-owned subsidiary of Dimension Data (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares held by Dimension Data or any of its subsidiaries or by Proxicom or any of its subsidiaries, and Shares owned by Proxicom's stockholders ("Stockholders") who have properly exercised their appraisal rights under Delaware law) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the Share Price (or such higher price as may be paid in the Offer), in cash, without interest thereon and less any required withholding taxes (the "Merger Consideration").

  THE BOARD OF DIRECTORS OF PROXICOM (THE "PROXICOM BOARD") AT A MEETING DULY CALLED AND HELD ON MAY 11, 2001 APPROVED THE OFFER AND THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, PROXICOM'S STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Goldman, Sachs & Co. ("Goldman Sachs"), Proxicom's financial advisor, has delivered to the Proxicom Board its written opinion, dated as of May 11, 2001, to the effect that, as of such date, the Share Price to be received by the Proxicom Stockholders in the Offer and the Merger is fair to such Stockholders from a financial point of view. A copy of the opinion of Goldman Sachs is included with Proxicom's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed with this document, and Proxicom Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs.

  The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 below) that number of Shares which (together with any other Shares then owned by Dimension Data and its affiliates) constitutes at least a majority of the Shares then issued and outstanding, determined on a fully-diluted basis (the "Minimum Condition"). The Offer is also subject to certain other conditions. See Sections 1, 14 and 15 of this Offer to Purchase.

  Proxicom has informed Purchaser and stated in the Schedule 14D-9 that, as of May 14, 2001, an aggregate of 57,507,658 Shares were issued and outstanding and an aggregate of 16,407,365 Shares were issuable upon exercise of outstanding options and warrants to acquire Shares, excluding options deemed outstanding under Proxicom's Employee Stock Purchase Plan.

  Concurrently with the execution of the Merger Agreement, Dimension Data, among other things, entered into two Support Agreements (the "Support Agreements"), one with Raul J. Fernandez and one with General Atlantic Partners 34, L.P., General Atlantic Partners 52, L.P., GAP Coinvestment Partners, L.P. and GAP

Coinvestment Partners, L.P. (the "GAP Stockholders"; Mr. Fernandez and the GAP Stockholders together being the "Supporting Stockholders"). Pursuant to and subject to the terms and conditions of the respective Support Agreements, the Supporting Stockholders have agreed, among other things, following the commencement of the Offer, to validly tender (and not withdraw until termination of the relevant Support Agreement) their Shares and vote such Shares in favor of the Merger and the Merger Agreement. As of May 14, 2001 the Supporting Stockholders owned in aggregate 16,444,314 Shares, constituting approximately 28.6% of the then outstanding Shares. The Support Agreements are more fully described in Section 11 hereof.

  The Schedule 14D-9 indicates that, to the best of Proxicom's knowledge, all of Proxicom's executive officers and directors who own Shares presently intend, subject to compliance with applicable law including Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to tender all of their Shares pursuant to the Offer.

  The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the holders of Shares. Under the Delaware General Corporation Law (the "DGCL") and Proxicom's Certificate of Incorporation, the Stockholder vote necessary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote on the matter. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the "short-form" merger provisions of
Section 253 of the DGCL, without any action by any other Stockholder. In such event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 11 hereof.

  The Merger Agreement is more fully described in Section 11 hereof. Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5 of this Offer to Purchase.

  Tendering Stockholders whose Shares are registered in their name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who have Shares registered in the name of their broker or bank should consult with such nominee to determine if any fees may apply. Purchaser will pay all charges and expenses of Merrill Lynch & Co. ("Merrill Lynch") and Deutsche Banc Alex. Brown Inc. ("Deutsche Banc Alex. Brown") as Dealer Managers (in such capacity, the "Dealer Managers"), Bankers Trust Company as Depositary (the "Depositary"), and MacKenzie Partners, Inc. as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16 of this Offer to Purchase.

                               THE TENDER OFFER

1. Terms of the Offer; Expiration Date.

  Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer prior to the Expiration Date (including, if the Offer is extended or amended as required or permitted by the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered, and not withdrawn, in accordance with the procedures described in Section 2 hereof, on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on June 14, 2001, unless and until Purchaser, in accordance with the Merger Agreement, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended by Purchaser, will expire.

  Purchaser will, as required by the Merger Agreement, extend the Offer at any time, and from time to time, beyond the Expiration Date or any subsequent extended expiration of the Offer (provided that each such extension period shall not exceed 10 business days) if, at such scheduled expiration of the Offer, all of the conditions to the Offer described in Section 14 hereof have not been satisfied or waived. Notwithstanding the foregoing, Purchaser will not be required under the terms of the Merger Agreement to extend the Offer beyond August 1, 2001. The Offer may also be extended as required by the Commission or applicable law.

  Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, at any time or from time to time, to (i) delay acceptance for payment of or, regardless of whether Shares were previously accepted for payment, payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15 hereof, (ii) terminate the Offer (whether or not any Shares have previously been accepted for payment) if any of the conditions set out in Section 14 hereof remain unsatisfied by the Expiration Date and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary.

  The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 14 hereof, including the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") and regulations thereunder and the requisite waiting periods required by the anticompetition regulations under German law. As provided in the Merger Agreement, without the consent of Proxicom, Purchaser will not (i) waive the Minimum Condition or (ii) make any changes to the form of consideration to be paid, decrease the Share Price or the number of Shares sought in the Offer or impose conditions to the Offer in addition to those specified in Section 14 hereof.

  If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance of Shares for payment) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in Section 3 of this Offer to Purchase. The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited, however, by Rule 14e-1(c) promulgated under the Exchange Act, which requires that a bidder pay the consideration offered or return the shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer. If a bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 promulgated under the Exchange Act the bidder must pay for shares tendered in accordance with that rule.

  Pursuant to Rule 14d-11 promulgated under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things (i) the Offer was open for at least 20 business days and has expired,
(ii) the Offer is for all outstanding Shares, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period, and (vi) Purchaser pays the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period. Purchaser has agreed in the Merger Agreement (to the extent permitted under Rule 14d-11 of the Exchange Act) that if at the Expiration Date all of the conditions to the Offer have been satisfied or waived, it may (and if the number of Shares validly tendered and not withdrawn in the Offer is at least equal to 80% but less than 90% of the then outstanding Shares, it shall) provide a Subsequent Offering Period. A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which Stockholders may tender Shares not tendered during the Offer. Pursuant to Rule 14d-7 promulgated under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Share Price, will be paid to Stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if included.

  Any extension, delay, termination or amendment of the Offer or commencement or extension of a Subsequent Offering Period will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension of the Offer, or commencement or extension of a Subsequent Offering Period, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) promulgated under the Exchange Act, which require that material changes be promptly disseminated to Stockholders), Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If Purchaser makes a material change in the terms of the Offer or waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional Offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of an offer, other than a change in price or a change in percentage of securities sought or the provision for a soliciting dealer's fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirements to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For the purposes of the Offer, a "business day" means any day other than a Saturday or Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  In accordance with the Merger Agreement, Proxicom has furnished Dimension Data with a list of its Stockholders, mailing labels and any available listing or computer file containing the names and addresses all of the record holders of the Shares and lists of securities positions of Shares held in stock depositaries, in each case true and correct as of the most recent practicable date. Proxicom has also agreed to provide Dimension Data such additional information (including updated lists of Stockholders, mailing labels and securities positions) and such other assistance as Dimension Data may reasonably request in connection with the Offer.

  This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Procedures for Accepting the Offer and Tendering Shares.

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any documents required by the Letter of Transmittal and any other required documents, must be received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) share certificates for such Shares ("Share Certificates") representing tendered Shares, or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of the book-entry transfer of such Shares ("Book-Entry Confirmation") must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with by the tendering Stockholder.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility (as described below) to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  The method of delivery of Share Certificates and the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering Stockholder. The Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

  DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity and a member in good standing of any of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution")), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued to, a person other than the registered holder, then the tendered Share Certificates must be properly endorsed or otherwise be in proper form for transfer, the signatures on the Share Certificates must be accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. The person surrendering the Shares must pay to the Depositary any transfer or other taxes required by reason of payment of the Share Price to a person other than the registered holder of the Share Certificates surrendered or must establish to the satisfaction of the Depositary that such taxes have been paid or are not applicable. See Instructions 1 and 6 of the Letter of Transmittal.

  If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

  Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates are not immediately available to reach the Depositary on or prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may still be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser with this Offer to Purchase, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which the National Association of Securities Dealers Automated Quotation System is open for business.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  Backup U.S. Federal Income Tax Withholding. Under the U.S. federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain Stockholders pursuant to the Offer or the Merger, or in a Subsequent Offering Period (if one is included), unless the Stockholder
(i) provides a correct taxpayer identification number (which, for an individual Stockholder, is the Stockholder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld generally will be allowed as a credit against the Stockholder's U.S. federal income tax liability for the year. A Stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments made to certain Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer or the Merger, or in a Subsequent Offering Period (if one is included), each such Stockholder must provide the Depositary with his correct taxpayer identification number and certify, under penalty of perjury, that such taxpayer identification number is correct and that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign Stockholders should complete and sign an Internal Revenue Service Form W-8BEN (a copy of which may be obtained from the Depositary) in order to avoid backup withholding.

  Appointment as Proxy. By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser, and each of them, as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon payment by Purchaser for the Shares, all powers of attorney and proxies given by such Stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such Stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, or otherwise in such manner as they in their sole discretion may deem proper with respect to any written consent. Purchaser reserves the absolute right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of the Stockholders.

  Determination of Validity. All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right (subject to the provisions of the Merger Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders.

  Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Dimension Data or any of their affiliates or assigns, if any, either of the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

3. Withdrawal Rights.

  Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after July 15, 2001.

  If Purchaser extends the Offer or, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to and duly exercises withdrawal rights as described in this Section 3. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering Stockholder must also submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 2 hereof, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in Section 2 of this Offer to Purchase.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Dimension Data or any of their affiliates or assigns, if any, either of the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 of this Offer to Purchase.

4. Acceptance for Payment and Payment.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment (and thereby purchase), and pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 3 hereof) prior to the Expiration Date, promptly after the Expiration Date, if the conditions to the Offer described in Section 14 have each been satisfied or waived. If Purchaser includes a Subsequent Offering Period, Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15 of this Offer to Purchase.

  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, pursuant to the procedures described in Section 2 hereof, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 above) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Share Price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to validly tendering Stockholders.

  UNDER NO CIRCUMSTANCES WILL INTEREST ON THE SHARE PRICE FOR SHARES BE PAID BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 hereof, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Dimension Data's subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

5. Certain U.S. Federal Income Tax Consequences.

  The following is a general summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a beneficial owner of Shares whose Shares are tendered and accepted for payment pursuant to the Offer, or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. federal income tax consequences to any category of Holders that may be subject to special rules (including, without limitation, Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with Proxicom, foreign persons, insurance companies, tax-exempt organizations, dealers in securities, financial institutions and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the U.S. federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or has Shares converted into the right to receive cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into the right to receive cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Holder has held the Shares for more than one (1) year at the time of the consummation of the Offer or the Merger, as the case may be. Certain limitations apply to the use of capital losses. The U.S. federal income tax consequences to Holders whose Shares are tendered and accepted for payment in a Subsequent Offering Period (if included) generally will be the same as those to Holders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger.

  HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

6. Price Range of the Shares; Dividends.

  The Shares are traded on the Nasdaq National Market (the "Nasdaq") under the symbol "PXCM". The following table presents, for the periods indicated the high and low sale prices for the Shares, on a split-adjusted basis, as reported on the Nasdaq:

                                                                   High   Low
                                                                  ------ ------
      1999
      Second Quarter (beginning April 20, 1999).................. $13.88 $ 8.50
      Third Quarter.............................................. $33.00 $12.50
      Fourth Quarter............................................. $64.25 $24.06
      2000
      First Quarter.............................................. $67.50 $35.88
      Second Quarter............................................. $51.88 $20.64
      Third Quarter.............................................. $57.25 $18.38
      Fourth Quarter............................................. $19.63 $ 2.63
      2001
      First Quarter.............................................. $ 9.13 $ 2.22
      Second Quarter (through May 16, 2001)...................... $ 7.86 $ 1.80

  Proxicom did not pay any dividends during any quarter (or part thereof) presented in the table above.

  On April 26, 2001, the last full trading day before Proxicom announced the execution of a merger agreement with Compaq, the last reported sales price for the Shares as reported by Nasdaq was $4.33 per Share. On May 11, 2001, the last full day of trading prior to the announcement of the Merger Agreement, the last reported sales price for the Shares as reported by Nasdaq was $7.31 per Share. On May 16, 2001, the last full day of trading prior to the commencement of the Offer, the last reported sales price for the Shares as reported by Nasdaq was $7.39 per Share.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. Effect of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations.

  Effect of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares and could have an adverse effect on the market price for and marketability of the Shares and could cause future market prices to be less than the Share Price.

  Nasdaq Quotation. The Shares are traded through the Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the Nasdaq for continued listing and may, therefore, be delisted from that exchange. According to the Nasdaq's published guidelines, the Nasdaq would consider delisting the Shares if, among other things, the number of publicly-held Shares was less than 750,000, the aggregate market value of the publicly-held Shares was less than $5,000,000 or there were not at least two registered and active market makers. Shares held directly or indirectly by an executive officer or director of Proxicom or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event that the Shares are no longer eligible for Nasdaq quotation, quotations may still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. Proxicom has advised Dimension Data that, as of May 14, 2001, there were 57,507,658 Shares outstanding and there were 194 holders of record of such Shares.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Proxicom to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Proxicom to its Stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Shares. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to Proxicom. Furthermore, the ability of "affiliates" of Proxicom and persons holding "restricted securities" of Proxicom to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, Proxicom is no longer required to maintain registration of the Shares under the Exchange Act, Purchaser intends to cause Proxicom to apply for termination of such registration. See Section 11 of this Offer to Purchase.

  Margin Regulations. The Shares are currently "margin securities" as such term is defined under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly-held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares will no longer constitute "margin securities" or be eligible for Nasdaq reporting.

8. Certain Information Concerning Proxicom.

  General Information. Proxicom is a Delaware corporation with its principal executive offices located at 11600 Sunrise Valley Drive, Reston, Virginia 20191. Proxicom's telephone number at its principal executive offices is (703) 262-3200.

  The following description of Proxicom and its business has been taken from Proxicom's Form 10-K for the year ended December 31, 2000, and is qualified in its entirety by reference to such Form 10-K.

  Proxicom is a leading e-business consulting and developmental company, delivering innovative multi-channel solutions to Global 1000 companies and other large businesses. Proxicom provides a wide range of advisory and development services to deliver multi-channel e-business solutions. These solutions and applications include business-to-consumer electronic commerce and content sites, business-to-business electronic commerce extranets and company-specific intranets. Proxicom develops and deploys these solutions through an integrated set of strategy, technology and creative services.

  Certain Projections. Proxicom does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Dimension Data's review of the transactions contemplated by the Merger Agreement, Proxicom provided Dimension Data with certain projected financial information concerning Proxicom. Such information included, among other things, Proxicom's projections of revenue and net income for Proxicom for the years 2001 through 2002. Set forth below is a summary of such projections. These projections should be read together with the financial statements of Proxicom that can be obtained from the Commission as described below.

                                                         2001          2002
                                                     ------------  ------------
      Revenue....................................... $168,589,000  $214,551,000
      Net Income (Loss)............................. $(63,244,000) $ (4,987,000)

  IT IS THE UNDERSTANDING OF DIMENSION DATA THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO DIMENSION DATA IN CONNECTION WITH ITS EVALUATION OF A BUSINESS COMBINATION TRANSACTION. PROXICOM HAS ADVISED DIMENSION DATA THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO DIMENSION DATA WERE BASED IN
PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE, CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO DIMENSION DATA), ALL MADE BY MANAGEMENT OF PROXICOM, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND PROXICOM'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND PROJECTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT DIMENSION DATA OR PROXICOM OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF DIMENSION DATA OR PROXICOM OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF PROXICOM COMPARED WITH THE INFORMATION CONTAINED IN THE PROJECTIONS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN THEY WERE MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information. Proxicom files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Proxicom's filings with the Commission are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

  Although Dimension Data and Purchaser have no knowledge, as at the date of this Offer to Purchase, that any such information is untrue, Dimension Data and Purchaser take no responsibility for the accuracy or completeness of information concerning Proxicom, provided by Proxicom, or contained in the documents and records referred to herein or for any failure by Proxicom to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9. Certain Information Concerning Purchaser and Dimension Data.

  General Information. Purchaser, a Delaware corporation, was organized to acquire all of the outstanding Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization.

All of the outstanding capital stock of Purchaser is owned indirectly by Dimension Data, a public limited company incorporated in England and Wales under the Companies Act 1985. The principal executive offices of Purchaser and Dimension Data are located at Dimension Data Oval, 1 Meadowbrook Lane, Epsom Downs, Sandton, 2125, Republic of South Africa.

  Dimension Data is a leading global network services and interactive commerce technology partner and is listed on the London Stock Exchange plc and the JSE Securities Exchange South Africa. Dimension Data operates through two main divisions--Network Services and i-Commerce. The Network Services division is engaged in the design, supply, integration, maintenance and management of communication network infrastructure and related applications. The i-Commerce division is focused on providing integration of applications to enable interactive e-commerce.

  The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of each of Purchaser and Dimension Data are set forth in
Schedule I hereto.

  Except as described in this Offer to Purchase, (i) none of Dimension Data or Purchaser or, to the best knowledge of Purchaser and Dimension Data, any associate or majority owned subsidiary of either of them, or any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any such person, beneficially owns or has a right to acquire any equity security of Proxicom and (ii) none of Dimension Data or Purchaser or, to the best knowledge of Dimension Data and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Proxicom during the past 60 days. From time to time, various affiliates of Dimension Data may have, in the ordinary course of their investment advisory business, managed investments in Shares on behalf of their clients.

  Except as described in this Offer to Purchase, (i) none of Dimension Data or Purchaser or, to the best knowledge of Dimension Data and Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of Proxicom, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies and (ii) there have been no contacts, negotiations or transactions between Dimension Data and Purchaser or any of their respective subsidiaries or, to the best knowledge of Dimension Data and Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and Proxicom or any of its directors or officers, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

  None of Dimension Data or Purchaser or, to the best knowledge of Dimension Data or Purchaser, any of the persons listed in Schedule I hereto has been convicted in a criminal proceeding or has been the subject of a judgment, decree or final order prohibiting future violations of, or prohibiting activities subject to, or a finding of any violation of, federal or state securities laws during the past five years.

  As the only consideration in the Offer and Merger is cash and the Offer covers all outstanding Shares, and in view of both the absence of a financing condition and the financial capacity of Dimension Data and its affiliates, Dimension Data and Purchaser believe the financial condition of Dimension Data and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

10. Background of the Offer; Contacts with Proxicom.

  As part of the continuous evaluation of its business and plans to expand its e-services organization, Dimension Data regularly considers a variety of strategic options and transactions. Early in 2001, Dimension Data retained Merrill Lynch and Deutsche Banc Alex. Brown to advise Dimension Data on the expansion of its e-services business in the United States through acquisitions. As part of this review, in late January 2001,

Dimension Data's financial advisors contacted Mr. Raul J. Fernandez, the Chairman of the Board and the Chief Executive Officer of Proxicom, regarding a possible business combination transaction.

  On February 9, 2001, Dimension Data and Proxicom entered into a confidentiality agreement relating to the provision of nonpublic information for Dimension Data's use in evaluating a possible acquisition.

  On February 12, 2001, Mr. Fernandez and Kenneth J. Tarpey, the Chief Financial Officer of Proxicom, met with representatives of Dimension Data, including Patrick Quarmby, Dimension Data's Group Corporate Finance Director and Robert Taylor, Dimension Data's Group Managing Director of i-Commerce, and Dimension Data's financial advisors, in New York to present a business overview of Proxicom. Mr. Fernandez and other members of Proxicom's management subsequently met with Messrs. Quarmby and Taylor at Proxicom's Reston, Virginia headquarters on February 13, 2001, to discuss a possible business combination transaction. These discussions concluded with a breakfast meeting between Mr. Fernandez and Richard Came, Dimension Data's Group Marketing and Strategy Director in Washington, D.C. on February 14, 2001. In late February, 2001, Dimension Data indicated a preliminary level of interest in acquiring all of the outstanding Shares. Representatives of Proxicom indicated to Dimension Data and its advisors, however, that this preliminary indication contained unsatisfactory terms and conditions.

  Over the course of the remainder of February and March, Dimension Data, Proxicom and their respective financial advisors spoke periodically and representatives of Proxicom provided additional information relating to a possible acquisition transaction requested by representatives of Dimension Data. In addition, members of Dimension Data's management and its financial advisors continued to evaluate the possible terms of a potential acquisition of Proxicom, including the form and amount of consideration in such an acquisition and the retention arrangements to be proposed for key executives of Proxicom.

  On March 13, 2001, Mr. Fernandez met with Jeremy J. Ord, Executive Chairman of Dimension Data, other members of senior management of Dimension Data and Dimension Data's financial advisors at Dimension Data's London offices to discuss further the possibility of a business combination transaction between the two companies and to exchange additional information about their respective businesses.

  On April 2, 2001, Messrs. Ord, Quarmby and Taylor and representatives of Dimension Data's financial advisors met with Mr. Fernandez and Mr. Tarpey in London to further discuss the terms of a possible business combination. At that meeting, Mr. Ord indicated that Dimension Data would be willing to consider an acquisition of all of the Shares for approximately $5.75 per Share in cash. Mr. Ord indicated his desire to obtain agreements supporting any transaction with Proxicom from Mr. Fernandez and the GAP Stockholders. Further, Mr. Ord indicated that any proposal would be subject to the completion of satisfactory due diligence, the receipt of internal approvals and the negotiation and execution of a merger agreement and retention agreements with certain key employees of Proxicom. Mr. Ord and Mr. Fernandez discussed a timetable leading to a possible transaction in mid-May. On April 6, 2001, representatives of Dimension Data suggested terms for an acquisition of all of the Shares for $5.75 per Share in cash.

  Over the course of the following two weeks, Dimension Data, Proxicom and their respective financial advisors continued to have discussions and exchange information relating to a potential business combination.

  During the period from April 17 through April 25, 2001, Dimension Data and its financial and legal advisors conducted a due diligence review of Proxicom in Washington, D.C. In addition, members of Dimension Data's management met with members of Proxicom's management for various presentations on, and discussions of, Proxicom's business. On April 19, 2001, members of Proxicom's senior management and its advisors notified Dimension Data that Proxicom was considering an alternative acquisition proposal from another interested party. Representatives of Proxicom advised representatives of Dimension Data that, in light of this other interested party, Proxicom desired to proceed as expeditiously as possible, with a view toward announcing a transaction during the week of April 22, 2001. Dimension Data indicated that it would cooperate in attempting to meet this timetable.

  On April 20, 2001, Dimension Data's legal advisors delivered a draft merger agreement to Proxicom and its advisors. From April 21 through April 24, 2001, representatives of Dimension Data and Proxicom continued discussions concerning the terms of a merger agreement as well as the stockholder support agreements. Concurrently, Dimension Data also negotiated retention arrangements to be entered into with certain key executives of Proxicom and an arrangement to be entered into with Mr. Fernandez whereby a portion of the proceeds received from his sale of Shares would be used to purchase Dimension Data stock and a portion would be subject to forfeiture under certain circumstances. Dimension Data informed Proxicom that it was not prepared to enter into a merger agreement unless the stockholder support agreements, the retention agreements and the agreement with Mr. Fernandez were also executed.

  On April 24, 2001, representatives of Dimension Data communicated to representatives of Proxicom that, based on the due diligence conducted to date, Dimension Data had concerns about certain obligations of Proxicom. Based on these concerns, representatives of Dimension Data indicated that they did not believe it would be possible to execute a binding agreement during that week. The representatives of Dimension Data believed that, with Proxicom's cooperation, their concerns could be addressed within a reasonable period of time. The representatives of Dimension Data then departed the Washington, D.C. area on April 24 and April 25, 2001.

  On April 26, 2001, Proxicom and Compaq Computer Corporation ("Compaq") announced that they had entered into an agreement pursuant to which Compaq would commence a tender offer to acquire all of the outstanding Shares at a price of $5.75 per Share in cash. The terms of Proxicom's agreement with Compaq prohibited Proxicom from engaging in further discussions with third parties, including Dimension Data, relating to any alternate acquisition proposals unless Proxicom received an unsolicited written proposal that could reasonably be expected to lead to a "Superior Proposal" as defined in the Compaq merger agreement. Compaq commenced its tender offer on May 3, 2001.

  After the announcement of the Compaq transaction, Dimension Data had several discussions with its legal and financial advisors concerning the possibility of submitting an unsolicited proposal to Proxicom. Dimension Data determined not to make a decision on the matter until it had an opportunity to review the Compaq merger agreement and related agreements. On May 5, 2001, Dimension Data's Board of Directors received a presentation on, and discussed, the terms of the proposal, including the retention agreements required of key Proxicom executives, and the arrangement with Mr. Fernandez. The Dimension Data Board of Directors approved submitting an unsolicited acquisition proposal, which it believed to be a "Superior Proposal", to Proxicom to purchase all of the outstanding Shares of Proxicom at a price of $7.50 per Share in cash.

  On the morning of May 6, 2001, Mr. Ord notified Mr. Fernandez that Dimension Data intended to make a proposal to Proxicom, pursuant to which Dimension Data would offer to acquire all of the Shares for a price of $7.50 per Share in cash. Dimension Data's financial and legal advisors also communicated this fact to Proxicom's financial and legal advisors. In accordance with the terms of the Compaq merger agreement, Proxicom notified Compaq of its receipt of the Dimension Data proposal.

  Shortly thereafter, Mr. Ord sent Mr. Fernandez the following letter:

    May 6, 2001

    Mr. Raul J. Fernandez, Chairman of the Board and Chief Executive
    Officer
    Proxicom, Inc., 11600 Sunrise Valley Drive, Reston, Virginia 20191

    Dear Raul

    As I am sure you can understand, we were extremely surprised when Proxicom announced its merger agreement with Compaq Computer
    Corporation. In light of our discussions in Washington, D.C. as recently as April 25th with respect to our proposed acquisition of Proxicom, we were disappointed that you did not give Dimension Data the opportunity to make a superior offer before proceeding with the transaction with Compaq.

    We continue to believe that a Dimension Data-Proxicom combination makes compelling business sense and provides a unique opportunity for your shareholders to realize maximum value for their shares. Such a combination would also be in the long-term interest of your employees who will have an opportunity to play a central role in the establishment of a new category of systems integrator. We are extremely impressed with the business you and your management team have developed and excited about the manner in which it complements our businesses. We believe that there are clear and convincing advantages to both Proxicom and Dimension Data as the combination of our two companies pairs one of the most respected e-business integrators with a unique global infrastructure services company, resulting in a differentiated merger that will be exciting to management, shareholders and especially employees. In addition, a business combination between Proxicom and Dimension Data would benefit both Proxicom's and Dimension Data's customers. Due to the independence of the companies, we will be retaining the ability to offer customers the best solution, a principle that has always been a foundation of Proxicom's success.

    Therefore, we are offering to acquire all of Proxicom's outstanding common stock at a price of $7.50 per share in cash. This offer represents a 30% premium over the proposed Compaq transaction. The transaction would be structured as a tender offer to all of your shareholders followed by a back-end merger at $7.50 per share in cash.

    Our Board has fully authorized this proposal, and we were prepared to execute the form of Agreement and Plan of Merger attached hereto, which is substantially identical to the agreement you have executed with Compaq. We will require support agreements from you and the General Atlantic Partners entities which are identical to those executed with Compaq. As is the case in the Compaq transaction, we also will require that retention agreements be entered into with the nine key executives of Proxicom, including you, and that you separately enter into an arrangement locking up a portion of your proceeds from the transaction. We have attached forms of these documents which reflect our discussions on these matters just prior to the announcement of the Compaq transaction and, therefore, we believe that we can execute these agreements expeditiously as well. Our proposal is not subject to any financing contingency. Our proposal is only subject to customary conditions, including the execution of definitive agreements.

    As you know, it is necessary to make our superior proposal in this manner because of the "no shop" provisions of your merger agreement with Compaq. However, we would prefer to work together with you and your Board of Directors in completing a negotiated transaction. To that end, we are prepared to commit all necessary resources to work with you in promptly completing a transaction. We and our advisors are ready to meet with you and your advisors to discuss all aspects of our offer, and to answer any questions you or they may have about our offer.

    Our objective is to promptly conclude a transaction that is enthusiastically supported by you and your Board of Directors, shareholders and employees. We look forward to hearing from you.

    Yours sincerely,

    Jeremy Ord

  Simultaneously, Dimension Data and its legal advisors delivered to Proxicom and its legal advisors drafts of a merger agreement substantially similar to the Compaq merger agreement and drafts of employment agreements with certain members of Proxicom's management and a retention agreement with Mr. Fernandez.

  During the evening of May 6, 2001, the Proxicom Board met to consider the Dimension Data proposal and concluded that the Dimension Data acquisition proposal was reasonably likely to result in a "Superior Proposal" as defined in the Compaq merger agreement. The Proxicom Board authorized Proxicom's management and its financial and legal advisors to enter into negotiations with Dimension Data concerning Dimension Data's proposal.

  On Monday, May 7, 2001, Proxicom publicly announced the receipt of Dimension Data's proposal.

  From May 7 to May 9, 2001, representatives of Dimension Data, Proxicom and their respective legal and financial advisors negotiated the terms of a merger agreement, support agreements, the arrangement with Mr. Fernandez and retention agreements with Mr. Fernandez and certain other key employees of Proxicom.

  On May 9, 2001, Proxicom's Board determined that the Dimension Data proposal was a "Superior Proposal" as defined in the Compaq merger agreement and, pursuant to the terms of the Compaq merger agreement, notified Compaq of Proxicom's intent to terminate the Compaq merger agreement and to enter into a binding written agreement with respect to the Dimension Data proposal.

  On May 11, 2001, Compaq announced that it would not increase its offered price of $5.75 per Share. After Compaq issued its press release, the Proxicom Board met to consider this development. After receiving advice from Proxicom's financial and legal advisors, including the oral opinion of Goldman Sachs (which was subsequently confirmed in writing dated as of May 11, 2001) to the effect that, as of May 11, 2001, the $7.50 per Share to be received by the holders of Shares pursuant to the proposed Offer and Merger was fair from a financial point of view to such holders, the Proxicom Board determined, subject to receiving a formal waiver from Compaq of the three business day waiting period, to terminate the merger agreement with Compaq and to pay to Compaq the $10 million termination fee. The Proxicom Board further determined that the terms of the proposed Offer and Merger were fair to and in the best interests of the stockholders of Proxicom, approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the Merger Agreement is advisable and determined to recommend that Proxicom's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement. Later that day, after receiving a waiver from Compaq, Proxicom formally terminated the Compaq merger agreement, paid the required $10 million termination fee to Compaq and entered into the Merger Agreement with Dimension Data. Concurrently with the execution of the Merger Agreement, the Support Agreements, the Employment Agreements and the Fernandez Retention Agreement were also executed. Thereafter, Proxicom and Dimension Data issued a joint press release announcing the execution of these agreements.

  On May 17, 2001, in accordance with the Merger Agreement, Purchaser commenced the Offer.

11. Purpose of the Offer and the Merger; Plans for Proxicom; The Merger Agreement; Support Agreements; Fernandez Retention Agreement; Employment Agreements; Confidentiality Agreement.

  Purpose of the Offer and the Merger; Plans for Proxicom. The purpose of the Offer and the Merger is to enable Dimension Data to acquire control of, and the entire equity interest in, Proxicom. The Offer is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

  Dimension Data intends, as soon as possible after consummation of the Offer and in accordance with the Merger Agreement, to obtain majority representation on the Proxicom Board.

  In connection with the Offer, Dimension Data has reviewed, and will continue to review, various possible business strategies that it may consider in the event that Purchaser acquires control of Proxicom, whether pursuant to this Offer, the Merger or otherwise. Such strategies could include, among other things, changes in Proxicom's business, corporate structure, capitalization, dividend policy or management.

  The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with the Commission as an Exhibit to the Schedule TO and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained, as described in Section 8 above (except that it will not be available at the regional offices of the Commission).

  The Offer. The Merger Agreement provides for the making of the Offer. Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions described in Section 14 hereof. The Merger Agreement provides that each Stockholder who tenders Shares in the Offer will receive $7.50 for each Share tendered, net to the Stockholder in cash. Purchaser has agreed that, without the prior written consent of Proxicom, it will not:

    --waive the Minimum Condition,

    --change the form of consideration to be paid in the Offer,

    --decrease the Share Price to be paid in the Offer,

    --decrease the number of Shares sought in the Offer, or

    --add conditions to the Offer other than the conditions described in
    Section 14.

  Mandatory Extensions of the Offer. The Merger Agreement obligates Purchaser to extend the Offer from time to time if, on the Expiration Date, any of the conditions to the Offer has not been satisfied or waived; provided that Purchaser will not be required to extend the Offer beyond August 1, 2001. Any individual extensions of the Offer may not exceed 10 business days.

  The Merger Agreement obligates Purchaser to accept for payment, as promptly as permitted under applicable law, and pay for, as promptly as practicable after the date on which Purchaser first accepts Shares for payment in the Offer (the "Acceptance Date"), all Shares validly tendered (and not withdrawn) in the Offer.

  Subsequent Offering Period. If at the expiration of the Offer all conditions of the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares tendered in the Offer, the Merger Agreement permits (and if the number of Shares validly tendered and not withdrawn pursuant to the Offer is at least equal to 80% but less than 90% of the outstanding Shares, requires) Purchaser to provide for, in compliance with applicable law, a Subsequent Offering Period.

  Directors. The Merger Agreement provides that after completion of the Offer, Dimension Data will be entitled to designate the number of directors, rounded up to the next whole number, to the Proxicom Board that is in the same proportion as the percentage of Shares beneficially owned by Dimension Data and its affiliates bears to the total number of Shares outstanding. Proxicom is required under the Merger Agreement to take all action necessary to cause Dimension Data's designees to be elected or appointed to the Proxicom Board. Subject to applicable law and applicable stock exchange regulations, Proxicom will also use its reasonable best efforts to cause individuals designated by Dimension Data to constitute the number of members on each committee of the Proxicom Board and the board of directors of each subsidiary of Proxicom (and each committee thereof) that represents the same percentage as such individuals represent on the Proxicom Board.

  Following the election or appointment of Dimension Data's designees and until the Effective Time, the approval of a majority of the directors of Proxicom then in office who were not designated by Dimension Data will be required to authorize:

    --any amendment or termination of the Merger Agreement,

    --any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Proxicom, or

    --any action as to which the consent or agreement of Proxicom is required under the Merger Agreement.

  Proxicom will use its reasonable best efforts to ensure that at least one of the directors of Proxicom not designated by Dimension Data remains a director of Proxicom until the Effective Time.

  The Merger. The Merger Agreement provides that at the Effective Time, Purchaser will be merged into Proxicom in accordance with the DGCL. At that time, the separate existence of Purchaser will cease, and Proxicom will be the Surviving Corporation.

  Under the terms of the Merger Agreement, at the Effective Time, each Share outstanding will be converted into the right to receive a cash amount equal to the per Share amount paid in the Offer, without interest. Notwithstanding the foregoing, the merger consideration will not be payable in respect of (a) Shares held by Dimension Data or any of its subsidiaries, which will be cancelled upon the closing of the Merger and (b) Shares as to which appraisal rights have been properly exercised.

  Stock Options. The Merger Agreement provides that, at the Effective Time, each option to purchase Shares under any plan or arrangement of Proxicom ("Proxicom Stock Option") other than the Proxicom Employee Stock Purchase Plan will be cancelled and, in consideration of such cancellation, each holder of a Proxicom Stock Option will receive a payment (subject to any withholding tax) in cash (the "Option Payment") in an amount equal to the product of the excess, if any, of $7.50 (or such higher price as is paid in the Offer) over the per Share exercise price of such Proxicom Stock Option and the number of Shares subject to such Proxicom Stock Option. The Option Payment with respect to all Proxicom Stock Options which are vested at the Effective Time or become vested as a result of the Offer and the Merger will be paid as soon as practicable following the Effective Time. Option Payments in respect of all other Proxicom Stock Options will be paid at the same times that such Proxicom Stock Options would otherwise have become vested and exercisable in accordance with their original terms.

  Any Proxicom Stock Option with a per Share exercise price equal to or in excess of $7.50 (or such higher price as is paid in the Offer) will be cancelled without payment.

  Employee Stock Purchase Plan. The Merger Agreement provides that Proxicom's employee stock purchase plan and any outstanding option to purchase Shares under such plan will be treated in accordance with such plan. Proxicom has agreed, however, in the Merger Agreement to take all actions necessary to ensure that no new participants enter the plan and that no plan participants are permitted to increase their rates of contribution to the plan after the date of the Merger Agreement.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties for a transaction of this type.

  Conduct of Proxicom. From the date of the Merger Agreement, Proxicom has agreed in the Merger Agreement to (i) conduct its business in all material respects only in the ordinary course (provided that any significant restructuring will not be considered ordinary course), (ii) use reasonable best efforts to preserve substantially intact its business organizations and significant business relationships with third parties and (iii) keep available the services of its officers and employees as a group.

  Proxicom Stockholder Meeting. If Stockholder approval of the Merger is required under the DGCL, Proxicom has agreed in the Merger Agreement to (i) hold a meeting of Stockholders as promptly as practicable after completion of the Offer for the purpose of voting on the adoption of the Merger Agreement and (ii) take all lawful action to solicit the approval of its Stockholders in favor of adoption of the Merger Agreement.

  Other Offers. From the date of the Merger Agreement until the Effective Time, Proxicom has agreed that it and its subsidiaries will not, and Proxicom will use its reasonable best efforts to cause its representatives not to, directly or indirectly:

    --solicit, initiate, facilitate or encourage the making of or any inquiry with respect to any Acquisition Proposal (as defined below),

    --disclose any nonpublic information relating to Proxicom or any of its subsidiaries, or afford access to the properties, books or records of Proxicom or any of its subsidiaries, to any person that has made or is known to Proxicom to be considering making any Acquisition Proposal, or

    --engage in any negotiations with any person with respect to any Acquisition Proposal.

  "Acquisition Proposal" means any offer or proposal with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or 10% or more of the outstanding equity securities of, Proxicom or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

  Notwithstanding the foregoing, prior to the Acceptance Date, Proxicom may
(A) furnish information and provide access to a person who has made an unsolicited, bona fide Acquisition Proposal and (B) engage in negotiations with such person concerning such Acquisition Proposal, if and only if, in both cases,

    --the Proxicom Board of Directors determines in good faith, after receipt of the advice of its financial advisor and outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as defined below),

    --Proxicom complies with all of its notice obligations to Dimension
     Data in respect of such Acquisition Proposal, and

    --if furnishing nonpublic information, Proxicom receives from the person making such Acquisition Proposal as a condition to receiving such information an executed confidentiality agreement the material terms of which are no less favorable to Proxicom than those contained in the Confidentiality Agreement described below. No such confidentiality agreement is required to contain any standstill provisions.

  "Superior Proposal" means any unsolicited, bona fide, written Acquisition Proposal which the Proxicom Board concludes in good faith (after receipt of the advice of its financial advisor and outside legal counsel), taking into account all legal, financial, regulatory, fiduciary and other aspects of the proposal and the person making such proposal, (i) would, if completed, result in a transaction that is more favorable to Proxicom's Stockholders (in their capacities as Stockholders), from a financial point of view, than the transactions contemplated by the Merger Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal will have the meaning described above except that the reference to "10%" will be deemed to be a reference to "50%" and "Acquisition Proposal" will only be deemed to refer to a transaction involving Proxicom, or with respect to assets (including the shares of any subsidiary of Proxicom) of Proxicom and its subsidiaries, taken as a whole, and not any of its subsidiaries alone).

  If Proxicom receives an Acquisition Proposal or a request for nonpublic information, it is required to notify Dimension Data promptly and to keep it informed of the status and material terms of such Acquisition Proposal or request.

  Proxicom Board Recommendation. The Merger Agreement provides that the Proxicom Board will recommend, and may not withdraw or, subject to the next sentence, modify or change in a manner adverse to Dimension Data, its approval or recommendation of, the Offer, the Merger or the Merger Agreement unless prior to the Acceptance Date the Proxicom Board determines in good faith by a majority vote that an Acquisition Proposal constitutes a Superior Proposal. The Merger Agreement does permit, however, the Proxicom Board to make any disclosure to Stockholders that is required by applicable law.

  Employees. Dimension Data has agreed in the Merger Agreement that for a period of at least one year after the Effective Time, it will maintain base salaries and bonus opportunities for Proxicom employees who continue as employees of Proxicom following the Merger at least equal to their current amounts. After the first year, base salaries and bonus opportunities for Proxicom employees will be, in the reasonable judgment of Dimension Data, no less favorable to such employee than the base salary and bonus opportunities provided to similarly situated employees of Dimension Data's services business in the United States. Notwithstanding the foregoing, if there is an across-the-board reduction in the base salaries and/or bonus opportunities of all or substantially all of the employees of Dimension Data's services business in the United States, the Merger Agreement does permit Dimension Data to reduce the base salaries or bonus opportunities of Proxicom employees as part of that reduction effort. Until Proxicom employees receive benefits under benefits arrangements provided to similarly situated employees of Dimension Data's services business in the United States, Dimension Data will maintain Proxicom's employee plans for the benefit of Proxicom employees.

  Reasonable Best Efforts. The Merger Agreement provides that each of the parties will use its reasonable best efforts to complete the transactions contemplated by the Merger Agreement as soon as practicable and will not take any action or omit to take any action for the purpose of preventing, delaying or impeding the completion of such transactions.

  Conditions of the Offer. See Section 14 hereof.

  Conditions of the Merger. The obligations of each party to complete the Merger are subject to the satisfaction of the following conditions:

    --the purchase of Shares pursuant to the Offer,

    --if required by the DGCL, adoption by Proxicom's Stockholders of the Merger Agreement, and

    --the absence of any law, regulation or order prohibiting the completion of the Merger.

  Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by Proxicom's Stockholders):

    (a) by mutual written consent of each of Dimension Data and Proxicom,

    (b) by either Dimension Data or Proxicom, if:

      (i) the Offer has not been completed by August 1, 2001 (the
    "Termination Date"); provided that neither party has the right to terminate the Merger Agreement under this clause if its own failure to fulfill any obligation under the Merger Agreement caused the failure of the Offer to be completed on or before such date,

      (ii) after the date of the Merger Agreement a court of competent jurisdiction or governmental entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate the Merger Agreement under this clause will not be available to any party whose failure to comply with the covenant to cooperate in the preparation of regulatory filings has been the primary cause of such action, or

      (iii) prior to the Acceptance Date, any person or group (other than Dimension Data and its affiliates) has become the beneficial owner of at least a majority of the outstanding Shares,

    (c) prior to the Acceptance Date, by Dimension Data, if:

      (i) Proxicom has breached any of the representations, warranties, covenants and agreements contained in the Merger Agreement such that related conditions to the Offer are not capable of being satisfied prior to the Termination Date,

      (ii) the Proxicom Board has failed to recommend, or has withdrawn or materially modified or changed in a manner adverse to Dimension Data its approval or recommendation of, the Offer, the Merger or Merger Agreement, or

      (iii) Proxicom has breached in any material respect the obligations under "Other Offers" or "Proxicom Board Recommendation" above and, to the extent such breach is capable of being cured, not cured such breach within 72 hours' notice of such breach by Dimension Data to Proxicom;

    (d) prior to the Acceptance Date, by Proxicom, if:

      (i) Dimension Data has breached any of its covenants or agreements contained in Merger Agreement required to be performed by it prior to the Acceptance Date or any of its representations and warranties in the Merger Agreement, which breach would reasonably be expected to materially impair the ability of Dimension Data to complete the transactions contemplated by the Merger Agreement, or

      (ii) the Proxicom Board has provided written notice to Dimension Data that Proxicom intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon Proxicom entering into such binding written agreement); provided, however, that

        (A) Proxicom has complied with the obligations described under "Other Offers" and "Proxicom Board Recommendation" above,

        (B) Proxicom has notified Dimension Data in writing of its receipt of such Superior Proposal and its intention to enter into a binding agreement with respect to such Superior Proposal subject to clause
      (C) below and attached the most current written version of such Superior Proposal (or a summary containing all the material terms and conditions of such Superior Proposal) to such notice,

        (C) Dimension Data does not make, within three business days after receipt of written notice pursuant to clause (B) above, an offer that the Proxicom Board concludes in good faith (following consultation with its financial advisor and outside counsel) is as favorable to Proxicom's Stockholders as such Superior Proposal, and

        (D) Proxicom pays the required termination fee concurrently with entering into such binding written agreement.

  Amendments; No Waivers. The Merger Agreement may be amended or waived prior to the Effective Time if in writing and signed, in the case of an amendment, by each party or in the case of a waiver, by the party against whom the waiver is to be effective. After Proxicom Stockholder approval, however, no amendment to the Merger Agreement will be made which by law requires further approval by Proxicom's Stockholders without such further approval.

  Fees and Expenses. Except as provided in "Termination Fees" below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses.

  Termination Fees. Proxicom has agreed in the Merger Agreement to pay Dimension Data a fee in immediately available funds equal to $10,000,000, if:

    (a) the Merger Agreement is terminated pursuant to clauses (b)(iii),
  (c)(iii) or (d)(ii) under "Termination"; or

    (b) (i) the Merger Agreement is terminated pursuant to clauses (b)(i) or
  (c)(ii) under "Termination", (ii) an Acquisition Proposal is publicly announced (or communicated to the Proxicom Board or Stockholders) after the date of the Merger Agreement and before termination of the Merger Agreement and (iii) within 12 months of such termination of the Merger Agreement, Proxicom recommends, enters into a definitive agreement with respect to, or completes, any Business Combination Proposal. "Business Combination Proposal" means "Acquisition Proposal", except that the reference to "10%" in such definition will be deemed to be a reference to "50%" and will only be deemed to refer to a transaction involving Proxicom, or with respect to assets (including the shares of any Proxicom subsidiary), of Proxicom and its subsidiaries, taken as a whole, and not any of its subsidiaries alone.

  Support Agreements. The following is a summary of the material terms of the Support Agreements. The summary is qualified in its entirety by reference to the full text of each of the Support Agreements which are incorporated herein by reference and a copy of each of which is filed with the Commission as an Exhibit to the Schedule TO. Each of the Support Agreements may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

  Each of the Supporting Stockholders have agreed in the Support Agreements to validly tender in the Offer (and not withdraw) all of the Shares owned by the Supporting Stockholders and to otherwise support the Offer and the Merger. The Supporting Stockholders' obligations under the Support Agreements terminate upon the earlier of the Effective Time and the termination of the Merger Agreement.

  Fernandez Retention Agreement. On May 11, 2001, as part of Dimension Data's effort to retain the employment of Mr. Fernandez after the completion of the Merger, Mr. Fernandez executed a letter agreement with Dimension Data (the "Fernandez Retention Agreement"). The following summary description of the Fernandez Retention Agreement is qualified in its entirety by reference to the full text of the Fernandez Retention Agreement which is incorporated by reference herein and a copy of which is filed with the Commission as an Exhibit to the Schedule TO. The Fernandez Retention Agreement may be copied and examined as set forth in Section 8 of this Offer to Purchase (except that it will not be available at the regional offices of the Commission).

  Pursuant to the Fernandez Retention Agreement, Mr. Fernandez has agreed (i) to invest an amount equal to 12.5% of the after-tax cash proceeds he receives for his Shares in the Offer and the Merger (the "Proceeds") in ordinary shares of Dimension Data and (ii) at the completion of the Merger, to deposit an amount equal to 12.5% of the Proceeds in escrow, subject to forfeiture in certain circumstances as described below.

  After completion of the Merger, Mr. Fernandez will purchase ordinary shares of Dimension Data on the open market during the 10 day trading period immediately beginning after the completion of the Merger. Mr. Fernandez has agreed to execute a stock power relating to such shares and permit Dimension Data to hold such shares and stock power on his behalf. For two years after completion of the Merger (subject to the release of shares described below), Mr. Fernandez may not sell, lend or otherwise transfer any economic interest in whole or in part in such shares. Mr. Fernandez will retain all voting and dividend rights to such shares. Any dividends paid on such shares will be automatically reinvested in additional ordinary shares of Dimension Data, which will be subject to the terms of this arrangement. The shares and stock power will be released to Mr. Fernandez in two equal installments on the first and second anniversaries of the completion of the Merger. In addition, if at any time during the two year period following completion of the Merger there is a "change of control" of Dimension Data (as defined in the Fernandez Retention Agreement) all shares not previously distributed to Mr. Fernandez will be released to him.

  Of the cash to be deposited in escrow, 50% of such amount will be released to Mr. Fernandez on the first anniversary of completion of the Merger and the balance will be released to Mr. Fernandez on the second anniversary of completion of the Merger in each case only if Mr. Fernandez is employed by Proxicom or Dimension Data at such time. If Mr. Fernandez voluntarily leaves his employment (other than for "good reason" as defined in the Fernandez Retention Agreement) or his employment is terminated for "cause" (as defined in the Fernandez Retention Agreement) during the two year period he will forfeit the amount remaining in escrow at such time. If during the two year period there is a "change of control" of Dimension Data, Mr. Fernandez terminates his employment for "good reason" or his employment is terminated without "cause", the entire sum (including interest) then in escrow will be released to him.

  The Proceeds that Mr. Fernandez receives from tendering his Shares in the Offer will be on the same terms and conditions as all other Stockholders who tender their Shares in the Offer. In addition, Dimension Data intends to appoint Mr. Fernandez to the Dimension Data Board of Directors.

  Employment Agreements. On May 11, 2001, each of Messrs. Raul J. Fernandez, Michael D. Beck, Christopher Capuano, David R. Fontaine, David McGuinness, Craig Miller, Anthony Pappas and Jay E. Thomas (each, an "Executive"), each of whom is currently a member of the management of Proxicom, executed an employment agreement with Dimension Data and Proxicom (each an "Employment Agreement"). Each Executive's execution of his Employment Agreement was and is in no way related to his decision to tender or not tender any Shares that he may or may not own in the Offer. The following summary description of the

Employment Agreements is qualified in its entirety by reference to a form of Employment Agreement which is incorporated by reference herein and a copy of which is filed with the Commission as an Exhibit to the Schedule TO. The form of Employment Agreement may be copied and examined as set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

  The Employment Agreements provide that the Executives will serve Proxicom in the respective offices set forth in the Employment Agreements for a term ending on the second anniversary of completion of the Merger (other than Mr. Fernandez, who will serve until the later of September 30, 2003 or the second anniversary of completion of the Merger) (the term of each of the Employment Agreements thereafter shall be extended indefinitely until either party gives the other party a 30-day notice of termination), subject to earlier termination as provided in the Employment Agreements. The Employment Agreements set forth the minimum base salary of each Executive during the term of the Employment Agreements, with such base salary to be reviewed for possible increase each year. In the case of the executive officers of Proxicom, the minimum base salaries are $325,000 for Mr. Fernandez, $325,000 for Mr. Beck, $200,000 for Mr. Capuano and $275,000 for Mr. Thomas. The Employment Agreements set forth an initial option grant (for ordinary shares of Dimension Data) for each Executive. In the case of the executive officers of Proxicom, the initial option grants are 125,000 for Mr. Fernandez, 100,000 for Mr. Beck, 50,000 for Mr. Capuano and 75,000 for Mr. Thomas. The Employment Agreements set forth retention bonuses for each Executive, with 60% of such bonus amount payable on the first anniversary of completion of the Merger and the balance on the second anniversary of completion of the Merger if the Executive is still employed by Proxicom on such dates. In the case of the executive officers of Proxicom, the retention bonuses are $250,000 for Mr. Fernandez, $250,000 for Mr. Beck, $125,000 for Mr. Capuano and $187,500 for Mr. Thomas. Under the Employment Agreements, each Executive (i) will have an opportunity to earn an annual target bonus based upon pre-determined performance standards of Proxicom and (ii) will be entitled to participate in such employee benefit and fringe benefit plans or programs as are made available from time to time to similarly situated executives of Proxicom.

  The Employment Agreements include provisions that are effective upon the termination of employment of the Executives under certain circumstances. In the event that such a termination by Proxicom constitutes a "termination without cause" (as defined in the Employment Agreements) or such a termination by the Executive constitutes a "termination for good reason" (as defined in the Employment Agreements) and either such termination occurs within 12 months of completion of the Merger, the Executives will be entitled to (i) vesting of the initial option grant, deferred compensation and incentive compensation or bonus amounts, (ii) severance equal to 12 months base salary and 100% of the Executive's annual target bonus payable in monthly installments and (iii) continued benefit coverage for 12 months. In the event that such a termination by Proxicom constitutes a "termination without cause" or such a termination by the Executive constitutes a "termination for good reason" and either such termination occurs more than 12 months from the completion of the Merger, the Executives will be entitled to (i) vesting of the initial option grant, deferred compensation and incentive compensation or bonus amounts, (ii) severance equal to 6 months base salary payable in monthly installments and
(iii) continued benefit coverage for 6 months.

  In the event that any payment under the Employment Agreements or any other agreements or plans would constitute excess parachute payments under Section 280G of the Code, and if the net after-tax amount that an Executive would receive in connection with such payments would be higher if the total amount to be received by the Executive were reduced such that the Executive would not have to pay excise taxes under the Code, then such total amount will be reduced to avoid the payment of such excise taxes.

  The Employment Agreements include certain restrictive covenants for the benefit of Proxicom relating to non-disclosure by the executives of Proxicom's confidential business information, Proxicom's right to inventions and intellectual property, nonsolicitation of Proxicom's employees for 24 months following termination of employment and noncompetition by the executives with Proxicom's business for a period of 12 months (24 months in the case of Mr. Fernandez) following termination of employment.

  Dimension Data anticipates that it will enter into similar agreements with other key employees of Proxicom prior to completion of the Merger.

  Confidentiality Agreement. The following is a summary of the material terms of the mutual non-disclosure agreement dated February 9, 2001 by and between Dimension Data and Proxicom (the "Confidentiality Agreement") and is qualified in its entirety by reference to the full text of the Confidentiality Agreement filed with the Commission as an exhibit to the Schedule TO and incorporated herein by reference. The Confidentiality Agreement may be examined, and copies obtained, as set forth in Section 8 of this Offer to Purchase (except that it will not be available at the regional offices of the Commission).

  Under the terms of the Confidentiality Agreement, Proxicom agreed to furnish certain confidential information concerning its business, financial condition, operations, assets and liabilities to Dimension Data and its representatives in connection with Dimension Data's evaluation of a possible transaction with Proxicom.

12. Source and Amount of Funds.

  The Offer and the Merger are not subject to any financing condition. Dimension Data and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $455.5 million. Purchaser will obtain such funds from Dimension Data. Dimension Data has sufficient cash on hand to complete the Offer and the Merger and will cause Purchaser to have sufficient funds available to complete the Offer and the Merger.

13. Dividends and Distributions.

  The Merger Agreement limits Proxicom's ability to declare or pay any dividends on the Shares or change the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction.

14. Certain Conditions of the Offer.

  Notwithstanding any other provision of the Offer, under the Merger Agreement, Purchaser will not be required to accept for payment or pay for any Shares, and may, subject to the Merger Agreement, terminate the Offer,

    (i) if prior to the Acceptance Date:

      (a) the Minimum Condition is not satisfied,

      (b) the applicable waiting period under the HSR Act has not expired or been terminated or the anticompetition regulations applicable to the Offer or the Merger under German law have not been complied with, or

      (c) all consents, approvals or other actions by any governmental authority required in connection with the completion of the Offer and the Merger have not been obtained and no person (other than any governmental authority) whose consent is or may be required in connection with the transactions contemplated by the Merger Agreement as specified in writing to Dimension Data prior to the date of the Merger Agreement has given notice or otherwise indicated to Proxicom or Dimension Data that such person will not grant the consent, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below), or

    (ii) at any time on or after the date of the Merger Agreement and prior to the Acceptance Date, any of the following conditions exist:

      (a) (i) the representations and warranties made by Proxicom in the Merger Agreement in respect of its capitalization, Commission filings, and financial statements are not true and correct in all material respects as of the Expiration Date as though made on or as of such date or (ii) the other representations and warranties of Proxicom contained in the Merger Agreement (disregarding all qualifications as to materiality or Material Adverse Effect set forth in each of such other representations and warranties) are not true and correct as of the Expiration Date as though made on or as of such date except, in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,

      (b) Proxicom shall have failed to perform in all material respects any of its obligations under the Merger Agreement required to be performed prior to the Acceptance Date, or

      (c) the Merger Agreement has been terminated in accordance with its terms.

  As used in the Merger Agreement, "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of Proxicom and its subsidiaries, taken as a whole, except for any effect reasonably attributed to (x) general conditions in the countries in which Proxicom and its subsidiaries operate (including prevailing interest rate and stock market levels), (y) general conditions in the e-integration business conducted by Sapient Corporation, DiamondCluster International, Inc., Digitas Inc. and Answerthink, Inc. or (z) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, the Merger Agreement.

15. Certain Legal Matters; Required Regulatory Approvals.

  General. Based on Dimension Data's and Purchaser's review of publicly available filings by Proxicom with the Commission and other information regarding Proxicom, Dimension Data and Purchaser are not aware of any licenses or regulatory permits that appear to be material to the business of Proxicom and its subsidiaries, taken as a whole, and that might be adversely affected by the acquisition of Shares in the Offer or the Merger. In addition, except as described below, Dimension Data and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Dimension Data and Purchaser expect to seek such approval or action. Should any such approval or other action be required, Dimension Data and Purchaser cannot be certain that they would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Proxicom's businesses, or that certain parts of the business of Proxicom or Dimension Data might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Purchaser may not be required to purchase any Shares in the Offer. See Introduction and Section 14 hereof.

  State Takeover Laws. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as Proxicom, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The Proxicom Board approved the Offer, the Merger and the purchase of the Shares as contemplated by the Offer. Accordingly, Purchaser and Dimension Data believe that Section 203 of the DGCL is inapplicable to the Offer and the Merger.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive officers or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that those laws were applicable only under certain conditions. Subsequently, a number of federal district courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

  Dimension Data and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer or the Merger and, except as described above with respect to Section 203 of the DGCL, neither Dimension Data nor Purchaser has attempted to comply with any state antitakeover statute or regulations in connection with the Offer and the Merger. Dimension Data and Purchaser reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Dimension Data and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Dimension Data and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer or completing the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14 hereof.

  Antitrust.

  U.S. Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Dimension Data's acquisition of Shares in the Offer and the Merger.

  Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Dimension Data intends to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or about May 21, 2001. As a result, the required waiting period with respect to the Offer and the Merger would expire at 11:59 p.m., New York City time, on or about June 5, 2001, unless earlier terminated by the FTC or the Antitrust Division or Dimension Data receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Dimension Data, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of Dimension Data's substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with Dimension Data's consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although Proxicom is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Proxicom's failure to make those filings nor a request made to Proxicom from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser's purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Dimension Data, Proxicom or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See
Section 14 hereof.

  Competition laws of Germany. Pursuant to the Gesetz gegen
Wettbewerbsbeschrankungen (the Act Against Restraints of Competition), on May 14, 2001, Dimension Data filed a premerger notification to the

German Federal Cartel Office (the "FCO"). The initial waiting period applicable to the purchase of Shares pursuant to the Offer will terminate on June 15, 2001 unless the waiting period is terminated early or the FCO extends the waiting period if it determines that additional review is required. If such a determination is made, the waiting period may be extended for a period of up to four months (such period to commence from the day following the filing date of the premerger notification). If the FCO concludes that the acquisition will lead to the creation or strengthening of a market dominating position, the acquisition will be prohibited unless the parties agree to remedy the adverse competitive impact identified by the FCO. The FCO may approve Purchaser's acquisition of the Shares pursuant to the Offer prior to the expiration of the initial one-month waiting period. There can be no assurance, however, that the initial one-month waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until all of the conditions of the Offer, including the expiration of this waiting period, are satisfied or waived by Purchaser as of the Expiration Date. See Section 14 hereof.

  Based upon an examination of publicly available information relating to the businesses in which Proxicom is engaged, Dimension Data and Proxicom believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, Dimension Data and Proxicom cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14 hereof.

  Statutory Requirements. In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation's certificate of incorporation or in the case of a short-form merger as described in the next paragraph. Accordingly, except in the case of a short-form merger, a vote of at least a majority of Proxicom's Stockholders is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Purchaser would own sufficient Shares to enable it to satisfy the Stockholder approval requirement to approve the Merger. Purchaser intends to seek to consummate the Merger with Proxicom as promptly as practicable after consummation of the Offer.

  The DGCL also provides that if the parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Proxicom Stockholder.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, Proxicom Stockholders would have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Dimension Data or Purchaser seek to acquire the remaining Shares not held by them. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

16. Certain Fees and Expenses.

  Merrill Lynch and Deutsche Banc Alex. Brown are acting as the Dealer Managers in connection with the Offer and have each provided certain financial advisory services to Dimension Data in connection with the Offer and the Merger. Dimension Data has agreed to pay each Dealer Manager reasonable and customary compensation for such services, plus reasonable reimbursement of out-of-pocket expenses. Dimension Data has agreed to indemnify the Dealer Managers against certain liabilities in connection with their services as financial advisors to Dimension Data in connection with the acquisition of Proxicom, including their services as Dealer Managers, and including certain liabilities under the U.S. federal securities laws. At any time, the Dealer Managers may actively trade Shares for their own accounts or for the accounts of their respective customers and, accordingly, may hold long or short positions in the Shares.

  Dimension Data has retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward material relating to the Offer to beneficial owners of Shares. Dimension Data will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Dimension Data has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

  In addition, Dimension Data has retained Bankers Trust Company as the Depositary. Dimension Data will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

  Except as set forth above, Dimension Data will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Dimension Data will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser's behalf by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  Dimension Data and Purchaser have filed with the Commission the Schedule TO, together with Exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including Exhibits, may be examined and copies may be obtained from the Commission in the same manner as described in Section 8 with respect to information concerning Proxicom, except that copies will not be available at the regional offices of the Commission.

  No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Dimension Data, Purchaser or Proxicom since the date as of which information is furnished or the date of this Offer to Purchase.

                                          Putter Acquisition Corp.

May 17, 2001

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                         PURCHASER AND DIMENSION DATA

A. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The following table sets forth the name, citizenship, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, (1) the address of each such person is Dimension Data Oval, 1 Meadowbrook Lane, Epsom Downs, Sandton 2125, South Africa, and (2) each such person is a citizen of South Africa. Directors are identified by an asterisk next to their names.

    Name and Current              Present Principal Occupation or Employment
    Business Address      Age          and Five-Year Employment History
    ----------------      ---     ------------------------------------------
*Dirk Alexander            41 President of Purchaser since the company was
 Ackerman...............      founded. Global Managing Director of Dimension
                              Data (2000-present). Managing Director of the
                              Airports Company Limited (1995-2000). Director of
                              the following companies: Duna Properties (Pty)
                              Ltd.; Powercall Investments 20 (Pty) Ltd.; and
                              Strategy Systems Consulting Services (Pty) Ltd.

*Patrick Keith Quarmby..   46 Secretary of Purchaser since the company was
                              founded. Group Corporate Finance Director of
                              Dimension Data (1996-present). Director of the
                              following companies: Standard Bank London Ltd.;
                              Standard London Hong Kong Ltd.; Chester Interests
                              (Pty) Ltd.; and Unitrans Ltd.

Malcolm Thomas             39 Treasurer of Purchaser since the company was
 Rutherford.............      founded. Group Finance Director of Dimension Data
                              (1994-present). Director of the following
                              companies: Coronation Holdings Ltd.; Apprised
                              Investments (Pty) Ltd.; and Beechjet Partnership.

*Robert Keith Carden       44 Group Managing Director I-Commerce of Dimension
 Taylor.................      Data (1995-present). Director of the following
                              companies: Robert Taylor and Associates (Pty)
                              Ltd.; Kingsclero (Pty) Ltd.; Flying Thorpe (Pty)
                              Ltd.; Farmprops 14 (Pty) Ltd.; Carden Farms (Pty)
                              Ltd.; Carden Cirrus Partnership; RT Aviation
                              Partnership; Wood Creations (Pty) Ltd.; Vaisala SA
                              (Pty) Ltd.; Corentoza Forestry Development (Pty)
                              Ltd.; and Leopont SA (Pty) Ltd.

B. DIRECTORS AND EXECUTIVE OFFICERS OF DIMENSION DATA

  The following table sets forth the name, citizenship, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Dimension Data. Unless otherwise indicated below, (1) the address of each such person is Dimension Data Oval, 1 Meadowbrook Lane, Epsom Downs, Sandton 2125, South Africa, and (2) each such person is a citizen of South Africa. Each individual listed below is a director of Dimension Data.

  Name and Current Business            Present Principal Occupation or Employment
           Address             Age          and Five-Year Employment History
  -------------------------    ---     ------------------------------------------
Jeremy John Ord..............   43 Executive Chairman of Dimension Data (1987-
                                   present). Director of the following companies:
                                   L.J. Investments; Asmika Investments (Pty) Ltd.;
                                   Beechjet Partnership; Jellicore Property
                                   Investments (Pty) Ltd.; Propolux (Pty) Ltd.;
                                   Waterford Wines (Pty) Ltd.; Lorsson (Pty) Ltd.;
                                   Shared Leopard Creek No. 1 (Pty) Ltd.; and Ottoglo
                                   Investments (Pty) Ltd.

Dirk Alexander Ackerman......   41 Global Managing Director of Dimension Data (2000-
                                   present). Managing Director of the Airports
                                   Company Limited (1995-2000). Director of the
                                   following companies: Duna Properties (Pty) Ltd.;
                                   Powercall Investments 20 (Pty) Ltd.; and Strategy
                                   Systems Consulting Services (Pty) Ltd.

Richard Donald Selkirk Came..   42 Group Marketing and Strategy Director of Dimension
                                   Data (1987 to present). Director of the following
Citizenship: Ireland               companies: Crimsonwing Investment (Pty) Ltd.;
                                   Prism Holdings Ltd.; Prism Payment Technology
                                   Ltd.; Desaru Properties; Beechjet Partnership;
                                   Faulchion Trading (Pty) Ltd.; and Shared Leopard
                                   Creek No. 1 (Pty) Ltd.

David Andrew Frankel.........   29 Non-executive Director of Dimension Data (2000-
                                   present). Joint Managing Director of The Internet
Peregrine Building                 Solution of Dimension Data (1995-2000).
1st Floor
6A Sandown Valley Crescent
Sandton 2146, South Africa

Peter Robert Harrison........   63 Managing Director--Chernikeeff Networks of
                                   Dimension Data (1999-present). Managing Director
Dimension Data House               of Chernikeeff Networks (1990-1999). Director of
Brooklands Close                   the following companies: Sorrelfield Ltd.; Junick
Sunbury-on-Thames                  Corporate Trustees Ltd.; Junick Management
Middlesex, TW16 7DX                Trustees Ltd.; Harrison Corporate Trustees Ltd.;
United Kingdom                     Harrison Management Trustees Ltd.; Patrick Spens
Citizenship: United Kingdom        and Co. Ltd.; and Reigate and Redhill Masonic Hall
                                   Ltd.

Peter Geoffrey Thomas Hird...   45 Executive Director Online Business RSA and
                                   President USA Operations of Dimension Data (2000-
                                   present). Executive Director Online Business RSA
                                   of Dimension Data (1996-present). Director of the
                                   following companies: Made-The-Grade Investments
                                   (Pty) Ltd.; Grinaker Sponsorship Marketing; Sapete
                                   Investments C.C.; Hayfields Partnership; Norwave
                                   Investments (Pty) Ltd.; Beechjet Partnership; and
                                   Shared Leopard Creek No. 1 (Pty) Ltd.

    Name and Current              Present Principal Occupation or Employment
    Business Address      Age          and Five-Year Employment History
    ----------------      ---     ------------------------------------------
Stephen Michael            42 Chief Financial Officer Network Services of
Joubert.................      Dimension Data (1996-present). Director of the
                              following companies: 12 Beachy Head (Pty) Ltd.;
                              Shared Leopard Creek Investments (Pty) Ltd.; Quay
                              395 Pecanwood (Pty) Ltd.; Charnrey Investments
                              (Pty) Ltd.; and The Stephen Joubert Family Trust.

Robert Cecil Mansfield..   49 Non-executive Director of Dimension Data (2000-
                              present). Chief Executive Officer of Optus
107 Mount St.                 Communications (Pty) Ltd. (1993-1996). Non-
North Sydney, NSW 2060        executive director of Datacraft Asia Ltd., a
Australia                     subsidiary of Dimension Data (1998-present).
Citizenship: Australia        Director of the following companies: Telstra
                              Corporation Ltd.; CDS Technologies (Pty) Ltd.;
                              McDonald's Australia Ltd.; Optus Communications
                              (Pty) Ltd.; John Fairfax Holdings Ltd.; Toxulu
                              (Pty) Ltd.; Cardup (Pty) Ltd.; and Culligan
                              Australia (Pty) Ltd.

Patrick Keith Quarmby...   46 Group Corporate Finance Director of Dimension Data
                              (1996-present). Director of the following
                              companies: Standard Bank London Ltd.; Standard
                              London Hong Kong Ltd.; Chester Interests (Pty)
                              Ltd.; and Unitrans Ltd.

Ettienne Reinecke.......   37 Chief Technical Officer Network Services of
                              Dimension Data (2000-present). Managing Director
135 Newbury Street            Omni-Link of Dimension Data (1997-2000). Product
Framingham, MA 01701          Director Network Services of Dimension Data (1994-
                              1997).

Malcolm Thomas             39 Group Finance Director of Dimension Data (1994-
Rutherford..............      present). Director of the following companies:
                              Coronation Holdings Ltd.; Apprised Investments
                              (Pty) Ltd.; and Beechjet Partnership.

Roderick (Rory) Michael    41 Non-executive Director of Dimension Data (1991-
Scott...................      present). Director of the following companies: The
Unit 2 Quayside Office        Scottish Knitwear Group (SA) (Pty) Ltd.; The
Park                          Scottish Clothing Corporation (Pty) Ltd.; Erf 79
Cnr Gordon & Hedge Roads      Eastgate Ext. 4 CC; Jay Consultants CC; Integrated
Knysna, South Africa          Business Consultants CC; Scientific Group (Pty)
Citizenship: United           Ltd.; Beach Head Management Consultants CC;
Kingdom                       Business Venture Investments No. 270 (Pty) Ltd.;
                              and Knysna Investments (No 8) (Pty) Ltd.

Donovan Samuel Smyth....   47 Executive Director European Operations of
                              Dimension Data (2000-present). Executive Director
Dimension Data Europe         of Dimension Data (1998-2000). Managing Director
In den Schwarzwiessen 9       of Lattice Technologies (Pty) Ltd., a subsidiary
61440 Oberursel, Germany      of Dimension Data (1996-1998). Director of
Citizenship: Ireland          Olifants River Nature Reserve.

    Name and Current              Present Principal Occupation or Employment
    Business Address      Age          and Five-Year Employment History
    ----------------      ---     ------------------------------------------
Robert Keith Carden        44 Group Managing Director I-Commerce of Dimension
Taylor..................      Data (1995-present). Director of the following
                              companies: Robert Taylor and Associates (Pty)
                              Ltd.; Kingsclero (Pty) Ltd.; Flying Thorpe (Pty)
                              Ltd.; Farmprops 14 (Pty) Ltd.; Carden Farms (Pty)
                              Ltd.; Carden Cirrus Partnership; RT Aviation
                              Partnership; Wood Creations (Pty) Ltd.; Vaisala SA
                              (Pty) Ltd.; Corentoza Forestry Development (Pty)
                              Ltd.; and Leopont SA (Pty) Ltd.

Gordon Herbert Waddell..   63 Non-executive Director of Dimension Data (2000-
43 Elm Park Gardens           present). Non-Executive Chairman of Shanks plc
London, SW10 9PA              (1993-present). Chairman of Mersey Docks and
United Kingdom                Harbour Company (1993-present). Chairman of
Citizenship: United           Gartmore Scotland Investment Trust PLC (1991-
Kingdom                       present). Director of the following companies:
                              London and Strathclyde Trust; The Scottish
                              National Trust PLC; Fairway Group PLC; Tor
                              Investment Trust PLC; Cadbury Schweppes PLC;
                              Pioneer Goldfields Ltd.; Anglo American
                              Corporation of South Africa Ltd.; Johannesburg
                              Consolidated Investment Trust Ltd.; Barlow Rand
                              Ltd.; Rustenburg Platinum Mines Ltd.; and South
                              African Breweries Ltd.

Bruce Watson............   43 Global Managing Director Network Services of
                              Dimension Data (1998-present). Managing Director
                              Networking of Dimension Data (1995-1998). Director
                              of the following companies: Kim H; Gleniffer
                              Pines; Glen Garry Trust; Jellicore Property
                              Investments (Pty) Ltd.; Shared Leopard Creek No. 1
                              (Pty) Ltd.; and Beechjet Partnership.

Peter Dorian Wharton-      61 Non-executive Director of Dimension Data (1998-
Hood....................      present). Vice-Chairman of Liberty Life (1992-
                              1999). Director of the following companies:
                              Standard Bank of South Africa Ltd.; The Premier
                              Group Ltd.; Guardian National Insurance Company
                              Ltd.; Charter Life; Guardrisk Insurance Company;
                              BOE Ltd; Liberty Holdings Ltd.; and Liberty Life
                              Association of Africa Ltd.

  Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Proxicom or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses listed below:

                        The Depositary for the Offer is:

                             Bankers Trust Company

        By Mail:             By Overnight Mail or             By Hand:
                                   Courier:


 BT Services Tennessee,     BT Services Tennessee,      Bankers Trust Company
          Inc.                       Inc.             Corporate Trust & Agency
   Reorganization Unit     Corporate Trust & Agency           Services
     P.O. Box 292737               Services             Attn: Reorganization
Nashville, TN 37229-2737      Reorganization Unit            Department
                            648 Grassmere Park Road      Receipt & Delivery
                              Nashville, TN 37211              Window
                                                       123 Washington Street,
                                                              1st Floor
                                                         New York, NY 10006

                           By Facsimile Transmission
                       (For Eligible Institutions Only):
                                 (615) 835-3701

               Confirm Facsimile Transmission by Telephone only:
                                 (615) 835-3572

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                       [LOGO OF MACKENZIE PARTNERS, INC.]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885
                       Email: proxy@mackenziepartners.com

                     The Dealer Managers for the Offer are:

         Merrill Lynch & Co.                  Deutsche Banc Alex. Brown


     Four World Financial Center                   130 Liberty Street
      New York, New York 10080                  New York, New York 10006
    Call Collect: (212) 236-3790             Call Toll-Free: (877) 305-4919